Fantize

Unlocking the potential of fan-based marketing. Creating a dynamic and interactive digital relationship between consumers, products, and brands.

Invest

$99.06 minimum investment

DEADLINE: February 14, 2025

in 2 months

UNIT PRICE
$0.39

TOTAL RAISED ON NETCAPITAL
$8,400

TOTAL RAISED THIS ROUND
$8,400

VALUATION THIS ROUND
$6,667,500

Reg CF offering provided by Netcapital Funding Portal Inc.

GOALS

At Fantize, we believe in the untapped potential of brand's loyal fans. We provide tools and strategies that help leverage fan enthusiasm and passion to help enhance advertising and marketing campaigns.

We are building Fantize with the following goals in mind:

- Help companies build a community of fans that they can leverage to sell more products
- Help companies sell more products in measurable ways
- Give companies a direct channel to talk to their customers
- Create a database of purchases
- Leverage AI to help understand consumers and what they are likely to buy
- Build a community of users that interact with one another

OUR STORY

In the rapidly evolving world of advertising and marketing, Fantize was born out of a simple observation: **brands have a vast, often untapped reservoir of energy and passion - their fans**. Instead of looking outward for endorsement and expensive advertising strategies, why not look within the community of loyalists who already love and advocate for your brand? Fantize was established to bridge this gap, turning enthusiastic fans into powerful brand ambassadors.

OUR VISION

To redefiine the landscape of advertising by prioritizing authenticity, connection, and fan-driven campaigns that resonate on a global scale.

OUR MISSION

Harness the power of genuine fan enthusiasm and turn it into compelling, impactful marketing campaigns that not only increase brand visibility but also foster deeper connections.

INTRODUCTION

From small brands to large, the construction of a fanbase is critical for future product success. Product promotion and placement in social media and with influencers sets the stage for brands to build communities, evangelists and fans to help promote a company's offerings. But manufacturers often don't know who their end users are, and this limits their ability to market to them.

PLANNED TECHNOLOGY

Fantize plans to develop technology to allow manufacturers to know their customers, in order to facilitate targeted marketing. This product identity code is to be attached by the factory at the time of production and should be unique to each product.

Planned Technology

Fantize plans to develop a QR code to allow manufacturers to know who their customers are in order to facilitate targeted marketing.


FANTIZE

The Fantize QR code

- Product identity code
- To be attached by factory at time of production
- Unique to each product

BUSINESS MODEL

Fantize plans to build direct relationships with major brands to support the Fantize model and to partner with manufacturers to use the Fantize system. Product identity provides the backbone of the business and is to be marked on the product using a technology and an embedded digital identity. We expect the Fantize product identity code to be attached by the factory at the time of production. Similar to a VIN number in a car, the identity should remain the same as the product passes through its life from creation to recycling. We expect manufacturers to pay a per product fee to add identity to their products.

As we build out the product, we expect to generate revenues from the following sources:

- Charge per lead
- Charge per technology inserted
- Monthly subscription model for running advertising campaigns

Q&A

Who is a potential Fantize customer?

- Any company that sells a product

What is the Fantize product?

- A database service
- Ad campaign service

What information is in the database?

- Product information
- Information about the purchaser

What are the potential benefits to manufacturers?

- Help companies build a community of fans that they can leverage to sell more products
- Help companies sell more products in measurable ways (can be tracked)
- Gives companies a direct channel to talk to their customers

What are the potential benefits to the consumer of scanning the QR code?

- Receive potential product promotions, discounts, and coupons
- Track warranty information
- See product updates

MARKET OPPORTUNITY

Market Opportunity

2022

$12.6 billion

Global AI marketing market size

from 2023 to 2030

Expected CAGR of 26.6%

Source: grandviewresearch.com

FANTIZE



AI
BOT

"AI assists marketers in better targeting and segmenting audiences and providing more personalized experiences... AI is poised to increase the effectiveness, efficiency, and impact of advertising, from more precise targeting audiences to automating ad creation and delivery."

Grand View Research

TEAM



John Hayes
Manager

John is a lead generation specialist with more than 15 years of advertising experience. Previous roles include Director of Media Sales at VidaStreet, where he focused on new customer acquisition, lead generation and online marketing, Director of Media at TD Media LLC, and Director of Advertising Sales at InvestingChannel. He also spent three years as a District Manager for ADP. Prior to ADP, he worked at Zacks Direct, in alternative investment advertising, and Zacks VerticalReach Media as Director of Business Development and Network Lead Generation Manager. John has a B.S. in advertising from Loyola University.



Cecil Robles
Advisor

Cecil is fueled by dreams and a love for digital marketing, but is disillusioned with high-pressure sales tactics. He sees a world where the art of selling doesn't mean arm-twisting, but rather, connecting. Cecil is a sales guy. But not in the way you might think. His 'sales' are about stories, about passion meeting opportunity. He is the Co-Founder of both RaiseGenie AI and RaiseCapital.io and was the former CEO and Founder of Currency Investors Alliance. Cecil attended Del Mar College.

USE OF PROCEEDS

If the offering's maximum amount of $124,000 is raised:

Use	Value	% of Proceeds
Technology	$68,200	55.0%
Marketing	$24,800	20.0%
General & Administrative Expense	$24,925	20.1%
Intermediary fees	$6,076	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of membership interest units, under registration exemption 4(a)(6), in Fantize LLC. This offering must reach its target of at least $10,000 by its offering deadline of February 14, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

17,414,102 units
× $0.39 per unit

$6,791,500 implied valuation

PITCH DECK

Fantize Pitch Deck

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on Invalid date
- Form C/A on June 26, 2024
- Form C/A on September 26, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

> Website

UPDATES

Sep 26, 2024 • Filed Form C/A

Jun 26, 2024 • Filed Form C/A

Mar 27, 2024 • Primary offering of 317,948 units at $0.39

Invalid date • Filed Form C

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